Exhibit 99.1

FuelCell Energy Reports Third Quarter of Fiscal 2025 Results

Third Quarter Fiscal 2025 Summary

(All comparisons are year-over-year unless otherwise noted)

●	Revenue of $46.7 million, compared to $23.7 million, an increase of approximately 97%
●	Gross loss of $(5.1) million compared to $(6.2) million, a decrease of approximately 17%
●	Loss from operations of $(95.4) million compared with $(33.6) million, an increase of approximately 184%
●	Net loss attributable to common stockholders of $(92.5) million, compared to $(33.5) million, an increase of approximately 176%
●	Net loss per share attributable to common stockholders was $(3.78) compared with $(1.99), primarily driven by restructuring expenses and non-cash impairment expenses
●	Adjusted net loss per share attributable to common stockholders, which excludes the non-cash impairment expenses, the restructuring expenses and certain other non-cash items, was $(0.95) compared with $(1.74)
●	Backlog of $1.24 billion, compared to $1.20 billion, an increase of approximately 4%

DANBURY, Conn., September 9, 2025 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (NASDAQ: FCEL) today reported financial results for its third quarter ended July 31, 2025.

“In our third fiscal quarter, we delivered meaningful revenue growth while advancing execution of our long-term strategy,” said Jason Few, President and Chief Executive Officer. “We improved our core carbonate platform by increasing efficiency above 50% and focused on working to expand our opportunities in distributed generation and deepen our sales pipeline by leveraging our large-scale deployments to engage prospective data center customers. The decisive restructuring actions we implemented in June are already showing results -- lowering costs, sharpening our focus on distributed power generation, and positioning us for investment in technologies and partnerships that can unlock future growth.”

“Today, we are particularly encouraged by the opportunities created by surging power demand from data centers, as server racks grow denser with increasingly powerful, energy-intensive chips. Our modular power block solutions are uniquely positioned to scale with this demand and to provide the reliability and flexibility these customers require,” Few continued. “Looking ahead, our focus remains on scaling our core carbonate technologies to meet America's pursuit of energy leadership while supporting rapid growth across the global markets we serve -- all with the long-term goal of future profitability. We believe the decisive actions we have taken to right-size our organization and concentrate on the strengths of our core carbonate platform, combined with the market momentum of distributed power generation, position us to be the partner of choice in this critical global growth sector.”

Consolidated Financial Metrics

	Three Months Ended July 31,
(Amounts in thousands, except per share data) (1)	2025	2024	Change
Total revenues	$46,743	$23,695	97%
Gross loss	$(5,134)	$(6,202)	(17%)
Loss from operations	$(95,364)	$(33,617)	184%
Net loss	$(91,896)	$(35,123)	162%
Net loss attributable to common stockholders	$(92,456)	$(33,460)	176%
Net loss per basic and diluted share attributable to common stockholders	$ (3.78)	$(1.99)	90%

EBITDA *	$(85,618)	$(24,379)	251%
Adjusted EBITDA *	$ (16,380)	$(20,134)	(19%)
Adjusted net loss per basic and diluted share attributable to common stockholders *	$ (0.95)	$(1.74)	(45%)

(1) All historic per share figures have been retroactively adjusted to reflect the Company’s reverse stock split that became effective on November 8, 2024.

* Reconciliations of non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted net loss per basic and diluted share attributable to common stockholders are contained in the appendix to this press release.

Third Quarter of Fiscal 2025 Results

(All comparisons are between third quarter of fiscal 2025 and third quarter of fiscal 2024 unless otherwise noted)

Third quarter revenue of $46.7 million represents an increase of 97% from the comparable prior year quarter.

●	Product revenues were $26.0 million compared to $0.3 million in the comparable prior year period. The increase was primarily driven by $24.0 million of revenue recognized under the Company’s long-term service agreement with Gyeonggi Green Energy Co., Ltd. (“GGE”) for the delivery and commissioning of eight fuel cell modules for GGE’s 58.8 MW fuel cell power plant platform in Hwaseong-si, Korea, and $2.0 million of revenue recognized under the Company's sales contract with Ameresco, Inc.

●	Service agreements revenues increased to $3.1 million from $1.4 million. The increase in service agreements revenues during the three months ended July 31, 2025 was primarily driven by revenue recognized under the Company’s long-term service agreement with GGE for service provided by the Company to GGE’s 58.8 MW fuel cell power plant platform in Hwaseong-si, Korea.

●	Generation revenues decreased to $12.4 million from $13.4 million. The decrease in generation revenues for the three months ended July 31, 2025 reflects lower output from plants in the Company’s generation operating portfolio resulting from routine maintenance activities during the quarter.

●	Advanced Technologies contract revenues decreased to $5.3 million from $8.6 million. Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $3.1 million, revenues arising from the purchase order received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation, related to the Rotterdam project were approximately $1.4 million and revenue recognized under government contracts and other contracts were approximately $0.8 million for the three months ended July 31, 2025. This compares to Advanced Technologies contract revenues recognized under our Joint Development Agreement with EMTEC of approximately $1.8 million, revenue recognized under the Esso purchase order of approximately $3.5 million and revenue recognized under government contracts and other contracts of approximately $3.3 million for the three months ended July 31, 2024.

Gross loss for the third quarter of fiscal 2025 totaled $(5.1) million, compared to a gross loss of $(6.2) million in the comparable prior year quarter. The decrease in gross loss for the third quarter of fiscal 2025 was primarily related to decreased gross loss from generation revenues and product revenues, partially offset by reduced gross margin on Advanced Technologies contract revenues and service agreements revenues during the third quarter of fiscal 2025.

Operating expenses for the third quarter of fiscal 2025 increased to $90.2 million from $27.4 million in the third quarter of fiscal 2024, primarily due to non-cash impairment expenses of $64.5 million and restructuring expenses of $4.1 million recognized in third quarter of fiscal 2025, compared to no such expenses in the third quarter of fiscal 2024.

Administrative and selling expenses decreased to $14.1 million during the third quarter of fiscal 2025 from $14.6 million during the third quarter of fiscal 2024. The decrease in administrative and selling expenses is primarily due to lower compensation expense resulting from the restructuring actions taken in September 2024, November 2024, and June 2025.

Research and development expenses decreased to $7.6 million during the third quarter of fiscal 2025 compared to $12.8 million in the third quarter of fiscal 2024. The decrease in research and development expenses is primarily due to a decrease in spending on the Company’s commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon recovery solutions compared to the comparable prior year period.

In connection with our June 2025 restructuring plan, the Company evaluated certain asset groups for impairment in the third quarter of fiscal 2025. As a result of this analysis, the Company recorded total non-cash impairment expenses of $64.5 million, consisting of approximately $42.1 million related to property, plant and equipment, approximately $9.0 million related to inventory, approximately $9.3 million related to in-process research and development intangible assets, and approximately $4.1 million related to goodwill.

Net loss was $(91.9) million in the third quarter of fiscal 2025, compared to net loss of $(35.1) million in the third quarter of fiscal 2024.

Net loss attributable to common stockholders was $(92.5) million in the third quarter of fiscal 2025, compared to net loss attributable to common stockholders $(33.5) million in the third quarter of fiscal 2024.

Adjusted EBITDA totaled $(16.4) million in the third quarter of fiscal 2025, compared to Adjusted EBITDA of $(20.1) million in the third quarter of fiscal 2024. Adjusted net loss attributable to common stockholders totaled $(23.2) million in the third quarter of fiscal 2025, compared to Adjusted net loss attributable to common stockholders of $(29.2) million in the third quarter of fiscal 2024. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA and Adjusted net loss attributable to common stockholders, in the appendix at the end of this release. We believe that this improvement in Adjusted EBITDA and Adjusted net loss attributable to common stockholders reflects the early benefits of our cost-saving actions and our sharper focus on our core carbonate platform under our restructuring plan.

The net loss per share attributable to common stockholders in the third quarter of fiscal 2025 was $(3.78), compared to $(1.99) in the third quarter of fiscal 2024. The increase in net loss per share attributable to common stockholders is primarily due to the non-cash impairment expenses and restructuring expenses recognized during the third quarter of fiscal 2025, partially offset by the benefit of the higher number of weighted average shares outstanding due to share issuances since July 31, 2024. Non-cash impairment expenses and restructuring expenses negatively impacted net loss per share attributable to common stockholders by $(2.80) for the third quarter of fiscal 2025 and, excluding these expenses and other non-cash expenses, Adjusted net loss per share attributable to common stockholders in the third quarter of fiscal 2025 was $(0.95). Please see the discussion of non-GAAP financial measures, including Adjusted net loss per share attributable to common stockholders, in the appendix at the end of this release.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $236.9 million as of July 31, 2025, compared to $318.0 million as of October 31, 2024. Of the $236.9 million as of July 31, 2025, unrestricted cash and cash equivalents totaled $174.7 million and restricted cash and cash equivalents totaled $62.2 million. Of the $318.0 million total as of October 31, 2024, unrestricted cash and cash equivalents totaled $148.1 million, short-term investments totaled $109.1 million and restricted cash and cash equivalents totaled $60.8 million. Short-term investments represented the amortized cost of U.S. Treasury Securities outstanding and held by the Company as of October 31, 2024.

During the three months ended July 31, 2025, approximately 6.8 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $5.70 per share, resulting in gross proceeds of approximately $39.0 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $38.1 million after deducting sales commissions and fees totaling approximately $0.9 million. Subsequent to the end of the quarter, approximately 2.7 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $4.55 per share, resulting in gross proceeds of approximately $12.1 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $11.8 million after deducting sales commissions and fees totaling approximately $0.3 million.

Backlog

	As of July 31,
(Amounts in thousands)	2025	2024	Change
Product	$ 96,183	$ 136,708	$(40,525)
Service	169,384	178,387	(9,003)
Generation	955,033	839,532	115,501
Advanced Technologies	24,254	42,480	(18,226)
Total Backlog	$ 1,244,854	$1,197,107	$ 47,747

Overall, backlog increased by approximately 4.0% to $1.24 billion as of July 31, 2025, compared to $1.20 billion as of July 31, 2024, primarily as a result of the Hartford Project (as defined below), the long term service agreement (“LTSA”) with CGN-Yulchon Generation Co., Ltd. (“CGN”) with respect to CGN’s Yulchon facility in Korea (the “CGN Platform”) and the LTSA with GGE (the “GGE LTSA”) with respect to GGE’s 58.8 MW fuel cell power platform in Hwaseong-si, Korea (the “GGE Platform”). Backlog by revenue category is as follows:

●	Service agreements backlog totaled $169.4 million as of July 31, 2025, compared to $178.4 million as of July 31, 2024. Service agreements backlog includes future contracted revenue from maintenance and scheduled module exchanges for power plants under service agreements. During the three months ended July 31, 2025, the Company entered into a LTSA with CGN (the “CGN LTSA”) for the CGN Platform. The contract value of the CGN LTSA totaled approximately $31.7 million, of which approximately $7.7 million was allocated to service backlog at the time of the execution of the CGN LTSA and will be recognized as revenue as the Company performs service at the CGN Platform over the term of the CGN LTSA. During the fourth quarter of fiscal year 2024, the Company entered into the GGE LTSA with respect to the GGE Platform. The contract value of the GGE LTSA totaled approximately $159.6 million, of which approximately $33.6 million was allocated to service backlog at the time of the execution of the GGE LTSA and is being recognized as revenue as the Company performs service at the GGE Platform over the term of the GGE LTSA.
●	Generation backlog totaled $955.0 million as of July 31, 2025, compared to $839.5 million as of July 31, 2024. Generation backlog represents future contracted energy sales under power purchase agreements (“PPAs”) or approved utility tariffs. During the nine months ended July 31, 2025, the Company entered into a 20-year PPA with Eversource and United Illuminating, pursuant to which the Company will build and operate a 7.4 MW carbonate fuel cell power plant in Hartford, Connecticut (the “Hartford Project”). The electricity generated by the plant will be sold to Eversource and United Illuminating. The revenue over the contract term is expected to total approximately $167.4 million, which has been added to Generation backlog.
●	Product backlog totaled $96.2 million as of July 31, 2025, compared to $136.7 million as of July 31, 2024. Product backlog decreased during the period ended July 31, 2025 primarily as a result of the product backlog that was recognized as revenue as the Company completed commissioning of replacement modules for the GGE Platform. Under the GGE LTSA, commissioning of the first six 1.4-MW replacement fuel cell modules was completed in the fourth quarter of fiscal year 2024, and commissioning of an additional twelve 1.4-MW replacement fuel cell modules was completed in the first nine months of fiscal year 2025. An additional eight 1.4-MW replacement fuel cell modules are expected to be commissioned throughout the remainder of fiscal year 2025, and the remaining 16 1.4-MW replacement fuel cell modules are expected to be commissioned in fiscal year 2026. Partially offsetting this decrease was the CGN LTSA, which added $24.0 million to product backlog during the third quarter of fiscal year 2025.

●	Advanced Technologies contract backlog totaled $24.3 million as of July 31, 2025, compared to $42.5 million as of July 31, 2024. Advanced Technologies contract backlog primarily represents remaining revenue under our Joint Development Agreement with EMTEC, revenue under a purchase order from Esso valued at $15.6 million (which includes a $4.0 million increase due to two change orders executed during the first nine months of fiscal year 2025), and remaining revenue under our government contracts.

The CGN Platform is comprised of four SureSource 3000 molten carbonate fuel cells (each a “CGN Plant”). Each CGN Plant is comprised of two carbonate fuel cell modules. Pursuant to the CGN LTSA, CGN and the Company have agreed that (i) CGN will purchase from the Company eight carbonate fuel cell modules to replace existing fuel cell modules at the CGN Platform, (ii) the Company will provide certain balance of plant replacement components if and to the extent the parties reasonably determine existing components should be replaced, and (iii) the Company will provide long term operations and maintenance services for the CGN Platform. The total amount payable by CGN under the CGN LTSA for the eight replacement fuel cell modules, balance of plant replacement components, and service is $31.7 million USD, with payments to be made over time as such replacement fuel cell modules are commissioned and the service obligations under the CGN LTSA for such CGN Plants commence. This amount was recorded as backlog concurrent with the execution of the CGN LTSA on July 30, 2025.

The GGE Platform is comprised of 21 SureSource 3000 molten carbonate fuel cells (each a “GGE Plant”). Each GGE Plant is comprised of two 1.4-MW carbonate fuel cell modules. Pursuant to the GGE LTSA, GGE and the Company have agreed that (i) GGE will purchase from the Company 42 1.4-MW carbonate fuel cell modules to replace existing fuel cell modules at the GGE Platform, (ii) the Company will provide certain balance of plant replacement components if and to the extent the parties reasonably determine existing components should be replaced, and (iii) the Company will provide long term operations and maintenance services for the GGE Platform. The total amount payable by GGE under the GGE LTSA for the 42 replacement fuel cell modules, balance of plant replacement components, and service was $159.6 million USD, with payments being made and to be made over time as such replacement fuel cell modules are commissioned and the service obligations under the GGE LTSA for such GGE Plants commence. This amount was recorded as backlog concurrent with the execution of the GGE LTSA on May 28, 2024, and has since been reduced as revenue has been recognized under the GGE LTSA which commenced in the fourth quarter of fiscal year 2024.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed PPA are included in generation backlog, which represents future revenue under long-term PPAs. The Company’s ability to recognize revenue in the future under a PPA is subject to the Company’s completion of construction of the project covered by such PPA. Should the Company not complete the construction of the project covered by a PPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment expenses related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 16 years as of July 31,

2025, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss third quarter of fiscal year 2025 results as well as key business highlights. Participants can access the live call via webcast on the Company’s website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the September 9th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the implementation, effect, and potential impact of the Company’s restructuring plans, the Company’s plan to reduce operating costs, the Company’s plans for and ability to achieve positive Adjusted EBITDA, the capabilities of the Company’s products, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties, known and unknown, that could cause actual results and future events to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to maintain compliance with the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; delays in our timeline for bringing commercially viable products to market; our ability to develop additional commercially viable products; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; the risk that our restructuring plans and workforce reductions will not result in the intended benefits or savings; the risk that our restructuring plans and workforce reductions will result in unanticipated costs; the risk that our restructuring plans will yield unintended consequences to our remaining workforce and results of operations; our ability to reduce operating costs; and our ability to achieve positive Adjusted EBITDA in the future, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2025. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in delivering environmentally responsible distributed baseload energy platform solutions through our proprietary fuel cell technology. FuelCell Energy is focused on advancing sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, resilience, reliability, affordability, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, municipalities, and communities. Learn more at www.fuelcellenergy.com.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy Investor Relations
ir@fce.com

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2025	October 31, 2024
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$174,662	$148,133
Restricted cash and cash equivalents – short-term	16,092	12,161
Investments – short-term	-	109,123
Accounts receivable, net	9,950	11,751
Unbilled receivables	44,718	36,851
Inventories	104,598	113,703
Other current assets	20,377	12,736
Total current assets	370,397	444,458

Restricted cash and cash equivalents – long-term	46,100	48,589
Inventories – long-term	2,743	2,743
Project assets, net	224,482	242,131
Property, plant and equipment, net	97,761	130,686
Operating lease right-of-use assets, net	10,935	8,122
Goodwill	-	4,075
Intangible assets, net	4,215	14,779
Other assets	73,902	48,541
Total assets (1)	$830,535	$944,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,710	$15,924
Current portion of operating lease liabilities	798	807
Accounts payable	16,399	22,585
Accrued liabilities	29,866	30,362
Deferred revenue	5,254	4,226
Total current liabilities	69,027	73,904
Long-term deferred revenue	5,401	3,010
Long-term operating lease liabilities	11,710	8,894
Long-term debt and other liabilities	119,320	130,850
Total liabilities (1)	205,458	216,658

Redeemable Series B preferred stock (liquidation preference of $64,020 as of July 31, 2025 and October 31, 2024)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of July 31, 2025 and October 31, 2024; 29,645,294 and 20,375,932 shares issued and outstanding as of July 31, 2025 and October 31, 2024, respectively)	3	2
Additional paid-in capital	2,357,630	2,300,031
Accumulated deficit	(1,799,581)	(1,641,550)
Accumulated other comprehensive loss	(1,881)	(1,561)
Treasury stock, Common, at cost (40,594 and 12,543 shares as of July 31, 2025 and October 31, 2024, respectively)	(1,360)	(1,198)
Deferred compensation	1,360	1,198
Total stockholders’ equity	556,171	656,922
Noncontrolling interests	9,049	10,687
Total equity	565,220	667,609
Total liabilities, redeemable Series B preferred stock and total equity	$$830,535	$944,124
(1)	As of July 31, 2025 and October 31, 2024, the combined assets of the variable interest entities (“VIEs”) were $322,428 and $311,723, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,512, accounts receivable of $693, unbilled accounts receivable of $11,599, operating lease right of use assets of $1,647, other current assets of $156,627, restricted cash and cash equivalents of $722, project assets of $145,502 and other assets of $3,125 as of July 31, 2025, and cash of $2,891, accounts receivable of $674, unbilled accounts receivable of $9,479, operating lease right of use assets of $1,663, other current assets of $135,756, restricted cash and cash equivalents of $639, project assets of $157,604 and other assets of $3,018 as of October 31, 2024. The combined liabilities of the VIEs as of July 31, 2025 include short-term operating lease liabilities of $204, accounts payable of $194,976, accrued liabilities of $489, deferred revenue of $259, long-term operating lease liability of $2,127, derivative liability of $1,969 and other non-current liabilities of $298 and, as of October 31, 2024, include short-term operating lease liabilities of $204, accounts payable of $181,274, accrued liabilities of $341, deferred revenue of $20, derivative liabilities of $3,693, long-term operating lease liability of $2,142 and other non-current liabilities of $240.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2025	2024
Revenues:
Product	$26,000	$250
Service	3,130	1,411
Generation	12,355	13,402
Advanced Technologies	5,258	8,632
Total revenues	46,743	23,695

Costs of revenues:
Product	29,083	4,181
Service	3,642	1,146
Generation	15,330	18,761
Advanced Technologies	3,822	5,809
Total costs of revenues	51,877	29,897

Gross loss	(5,134)	(6,202)

Operating expenses:
Administrative and selling expenses	14,066	14,599
Research and development expenses	7,646	12,816
Impairment expense	64,467	-
Restructuring expense	4,051	-
Total costs and expenses	90,230	27,415

Loss from operations	(95,364)	(33,617)

Interest expense	(2,548)	(2,555)
Interest income	2,144	3,269
Other income (expense), net	3,912	(2,218)

Loss before provision for income taxes	(91,856)	(35,121)
Provision for income taxes	(40)	(2)

Net loss	(91,896)	(35,123)
Net loss attributable to noncontrolling interest	(240)	(2,463)
Net loss attributable to FuelCell Energy, Inc.	(91,656)	(32,660)
Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(92,456)	$(33,460)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(3.78)	$(1.99)
Basic and diluted weighted average shares outstanding	24,441,294	16,772,791

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2025	2024
Revenues:
Product	$39,099	$250
Service	13,122	4,397
Generation	35,825	38,013
Advanced Technologies	15,100	20,146
Total revenues	103,146	62,806

Costs of revenues:
Product	48,380	9,510
Service	14,377	4,301
Generation	49,035	61,079
Advanced Technologies	11,130	12,917
Total costs of revenues	122,922	87,807

Gross loss	(19,776)	(25,001)

Operating expenses:
Administrative and selling expenses	45,566	48,659
Research and development expenses	28,623	43,796
Impairment expense	64,467	-
Restructuring expense	5,593	-
Total costs and expenses	144,249	92,455

Loss from operations	(164,025)	(117,456)

Interest expense	(7,703)	(7,168)
Interest income	6,357	10,726
Other income (expense), net	3,464	(3,278)

Loss before provision for income taxes	(161,907)	(117,176)
Provision for income taxes	(124)	(2)

Net loss	(162,031)	(117,178)
Net loss attributable to noncontrolling interest	(4,000)	(32,585)
Net loss attributable to FuelCell Energy, Inc.	(158,031)	(84,593)
Series B preferred stock dividends	(2,400)	(2,400)

Net loss attributable to common stockholders	$(160,431)	$(86,993)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(7.22)	$(5.56)
Basic and diluted weighted average shares outstanding	22,223,074	15,646,242

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA, Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, impairment and restructuring expenses, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring. Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders differ from the most comparable GAAP measures, Net loss attributable to common stockholders and Net loss per share attributable to common stockholders, primarily because they do not include stock-based compensation, impairment and restructuring expenses, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,
(Amounts in thousands)	2025	2024	2025	2024
Net loss	$ (91,896)	$ (35,123)	$ (162,031)	$ (117,178)
Depreciation and amortization (1)	9,746	9,238	30,582	27,389
Provision for income taxes	40	2	124	2
Other (income) expense, net (2)	(3,912)	2,218	(3,464)	3,278
Interest income	(2,144)	(3,269)	(6,357)	(10,726)
Interest expense	2,548	2,555	7,703	7,168
EBITDA	$ (85,618)	$ (24,379)	$ (133,443)	$ (90,067)
Stock-based compensation expense	1,691	3,350	8,657	9,227
Unrealized (gain) loss on natural gas contract derivative assets (3)	(971)	895	(2,037)	5,072
Impairment expense (4)	64,467	-	64,467	-
Restructuring expense	4,051	-	5,593	-
Adjusted EBITDA	$ (16,380)	$ (20,134)	$ (56,763)	$ (75,768)

The following table calculates Adjusted net loss attributable to common stockholders and reconciles that figure to the GAAP financial statement measure Net loss attributable to common stockholders, and calculates Adjusted net loss per share attributable to common stockholders.

	Three Months Ended July 31,		Nine Months Ended July 31,
(Amounts in thousands except share and per share amounts)	2025	2024	2025	2024
Net loss attributable to common stockholders	$ (92,456)	$ (33,460)	(160,431)	(86,993)
Stock-based compensation expense	1,691	3,350	8,657	9,227
Unrealized (gain) loss on natural gas contract derivative assets (3)	(971)	895	(2,037)	5,072
Impairment expense (4)	64,467	-	64,467	-
Restructuring expense	4,051	-	5,593	-
Adjusted net loss attributable to common stockholders	$ (23,218)	$ (29,215)	$ (83,751)	$ (72,694)

Net loss per share attributable to common stockholders	$ (3.78)	$ (1.99)	$ (7.22)	$ (5.56)
Adjusted net loss per share attributable to common stockholders	$ (0.95)	$ (1.74)	$ (3.77)	$ (4.65)
Basic and diluted weighted average shares outstanding	24,441,294	16,772,791	22,233,074	15,646,242

(1)	Includes depreciation and amortization on our Generation portfolio of $7.7 million and $24.4 million for the three and nine months ended July 31, 2025, respectively, and $7.3 million and $21.3 million for the three and nine months ended July 31, 2024, respectively.
(2)	Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a mark-to-market net gain of $1.0 million and $2.0 million for the three and nine months ended July 31, 2025, respectively, and a mark-to-market net loss of $0.9 million and $5.1 million for the three and nine months ended July 31, 2024, respectively, related to natural gas purchase contracts as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. These gains and losses are classified as Generation cost of sales.
(4)	The Company recorded a non-cash impairment expense of $64.5 million for the three and nine months ended July 31, 2025 related to the Company's prior investments in solid oxide technology, related goodwill and in-process research and development intangible assets, property, plant and equipment and solid oxide inventory.